Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of LG&E and KU Energy LLC for the registration of $250,000,000 of 4.375% Senior Notes due 2012 and to the incorporation by reference therein of our report dated February 28, 2012, with respect to the consolidated financial statements and schedule of LG&E and KU Energy LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky

April 12, 2012